                                                                    EXHIBIT 10.8





                              ENGAGEMENT AGREEMENT
                             BETWEEN REGISTRANT AND
                           DUNCAN, BLUM & ASSOCIATES

                           DUNCAN, BLUM & ASSOCIATES

5718 TANGLEWOOD DRIVE                             1863 KALORAMA ROAD,  N.W.
BETHESDA, MARYLAND 20817                             WASHINGTON, D.C. 20009
(301) 263-0200                                               (202) 232-6220
(301) 263-0300 (FAX)                                    (202) 232-7891(FAX)

                                February 15, 1999

Joseph Preston, President
Efox.net, Inc.
7801 Norfolk Avenue
Bethesda, Maryland 20814

RE:      Engagement Agreement

Dear Joe:

         Thank you for considering Duncan, Blum & Associates for your representation in conjunction with the proposed Efox.net DPO and associated documentation, including (i) registration of the securities with the SEC and the following 11 jurisdictions (Maryland, Virginia, District of Columbia, California, New York, Texas, Florida, Georgia, Illinois, Pennsylvania and Massachusetts) and (ii) a Regulatory Summary and necessary securities filings to permit your offering to commence. We appreciate the opportunity to work with you. Because our representation ultimately depends on a high degree of trust, it is important for both of us to be clear about the costs of and limits upon our legal services from the outset. For that reason and because pertinent Rules of Professional Conduct require disclosure of the basis for our fees, in writing, this firm requires that our clients execute an engagement agreement.

         Enclosed is our proposed Attorney-Client Fee Agreement. Except for the contingent nature of funding and/or moving forward, it is our standard form. If you have any questions regarding the contemplated agreement, please do not hesitate to contact me.

                                           Sincerely,
                                           DUNCAN, BLUM & ASSOCIATES


                                           /s/ CARL N. DUNCAN

                                           Carl N. Duncan, Managing Partner

CND:ljo

                         ATTORNEY-CLIENT FEE AGREEMENT

1.       PARTIES AND EFFECTIVE DATE.    THIS ATTORNEY-CLIENT FEE AGREEMENT (the
         "Agreement") is entered into by and between Efox.net Inc. ("Client") and Duncan, Blum & Associates ("Attorneys") and takes effect on the date executed by the final party.

2.       SCOPE AND DUTIES.    Client retains Attorneys to provide legal
         services in connection with its proposed Efox.net direct public offering ("DPO") and associated documentation, including (i) registration of the securities with the SEC on form SB-1 and the following 11 jurisdictions (Maryland, Virginia, District of Columbia, California, New York, Texas, Florida, Georgia, Illinois, Pennsylvania and Massachusetts) and (ii) a Regulatory Summary (outlining all necessary federal and state registrations) and making necessary securities filings to permit your offering to commence. Attorneys shall provide those legal services reasonably required to represent Client, and shall keep Client informed of progress and shall promptly respond to Client's inquiries. Attorneys' ability to effectively and efficiently represent Client depends upon the full cooperation of Client. Absent unexpected difficulties, it is the current intention of the Client to file with the SEC and the states during February 1999 and be effective during April 1999.

3. RETAINER. Client will deposit with Attorneys the sum of fifteen thousand ($15,000) as a retainer.

4. LEGAL FEES. The fee shall be capped. Specifically, Client agrees to pay a fixed fee of fifteen thousand dollars ($15,000)(exclusive of out-of -pocket disbursements) plus the equity participation outlined in the following sentence. At the initial and each subsequent closing for the DPO, Client will have Efox.net Inc. issue shares in such issuer equal to 1% of the shares then outstanding. (See also "Costs and Expenses" below.) The $15,000 fixed fee is due by prompt payment of the retainer set forth above in "Retainer".

5. COSTS AND EXPENSES. In addition to paying legal fees, Client agrees to pay all costs and expenses incurred by Attorneys including, but not limited to, the following: process server, facsimile transmission, express mail and messenger fees; court reporter fees; postage and photocopying; long-distance telephone charges; filing fees; any travel meals or lodging; any computerized legal database service; and other incidental expenses incurred on Client's behalf. Attorneys shall obtain Client's consent before retaining an outside investigator, consultant or expert witness or incurring any extraordinary expense over one hundred dollars ($100). Photocopying and facsimiles will be charged to Client at cost/page ($.10 and $1.00 per page, respectively). If Client so directs, Attorneys will charge, to the extent possible, all such expenses directly to Client's already established commercial account.

6. MONTHLY STATEMENT. Attorneys shall send to Client periodic statements, at intervals of approximately 30-days, for any month in which services are rendered and/or costs incurred, describing all legal services rendered and costs and expenses incurred by Attorneys in connection with this matter, and showing the balance of the retainer, less cost of legal services performed. Client may request such statements at shorter intervals.

7. CONCLUSION OF SERVICES. When Attorneys' services conclude, all unpaid charges, if any, shall become payable. After Attorneys' services conclude, Attorneys will, upon Client's request, deliver Client's file to Client, together with any Client funds or property in Attorney's possession.

8. DISCHARGE AND WITHDRAWAL. Client may discharge Attorneys at any time. Attorneys may withdraw with Client's consent or for good cause. Good cause includes Client's breach of the Agreement, Client's refusal to cooperate with Attorneys or any other fact or circumstance that renders Attorneys' continuing representation unethical or unlawful.

9. GOVERNING LAW. The laws of Maryland govern construction and interpretation of the Agreement.

10. COLLECTION COSTS. Billings not paid one month from the date of the invoice will be subject to a late payment charge equal to one percent (1%) per month of the outstanding balance. Should it become necessary for Attorneys to enforce the terms and provisions of this Agreement, Client hereby agrees to pay all costs of collection, including the costs of any collection agency and reasonable attorneys' fees incurred.

11. DISCLAIMER OF GUARANTEE. Nothing in this Agreement will be construed as a guarantee or promise about the outcome of this matter. No one can make such a guarantee.

                                  DUNCAN, BLUM & ASSOCIATES


Dated: February 15, 1999          By: /s/ CARL N. DUNCAN
                                     ---------------------------------------
                                      Carl N. Duncan, Managing Partner


Dated: February 15, 1999          EFOX.NET INC.


                                  By: /s/  JOSEPH PRESTON
                                     ---------------------------------------
                                    Joseph Preston, President